EXHIBIT 99.1

Segment Reporting

In the fourth quarter of 2020, Strategic Education, Inc. (“SEI” or the “Company”) changed its organizational structure, which resulted in a change in the way management accounts for and reports financial information relied on by the Chief Operating Decision Maker (“CODM”) to evaluate performance and allocate the resources of the Company. The Company’s revised organizational structure includes three operating segments: U.S. Higher Education (“USHE”), Alternative Learning, and Australia/New Zealand (“ANZ”). Financial reporting under the new organizational structure began in the first quarter of 2021.

The USHE segment provides flexible and affordable certificate and degree programs to working adults primarily through Strayer University and Capella University, including the Jack Welch Management Institute MBA, which is a unit of Strayer University. USHE also operates non-degree web and mobile application development courses through Hackbright Academy and DevMountain, the latter being a unit of Strayer University.

The Alternative Learning segment is primarily focused on developing and maintaining relationships with large employers to build employee education benefits programs that provide employees with access to affordable and industry relevant training, certificate, and degree programs. The employer relationships developed by the Alternative Learning division are an important source of student enrollment for Capella University and Strayer University, and a portion of the revenue attributed to the Alternative Learning division is driven by the volume of enrollment derived from these employer relationships. Alternative Learning also generates revenue through similar payments from other Universities that participate in Workforce Edge, a platform which provides employers a full-service education benefits administration solution. Lastly, Alternative Learning generates revenue through Sophia Learning, a provider of low-cost online general education courses recommended by the American Council on Education for transfer credit to other colleges and Universities, and Digital Enablement Partnerships, which provide online course delivery and support capabilities to other higher education institutions.

The ANZ segment is comprised of Torrens University, Think Education and Media Design School in Australia and New Zealand, which collectively offer certificate and degree programs in business, design, education, hospitality, healthcare, and technology through campuses in Australia, New Zealand, and online.

Revenue and operating expenses are generally directly attributable to the segments. Inter-segment revenues are not presented separately, as these amounts are immaterial. The Company’s CODM does not evaluate operating segments using asset information. A summary of quarterly enrollment and financial information by reportable segment for each three-month period and for the years ended December 31, 2019 and 2020 is presented in the following tables (dollar amounts in thousands):

Total Enrollment by Segment

	As of March 31, 2019	As of June 30, 2019	As of September 30, 2019	As of December 31, 2019	Average for the year ended December 31, 2019
Total enrollment
U.S. Higher Education	89,586	89,692	88,081	95,032	90,598
Australia/New Zealand	15,378	14,799	15,581	16,396	15,539
Total enrollment	104,964	104,491	103,662	111,428	106,137
Employer affiliated enrollments as a % of USHE	16.1%	16.2%	16.2%	16.0%	16.1%

	As of March 31, 2020	As of June 30, 2020	As of September 30, 2020	As of December 31, 2020	Average for the year ended December 31, 2020
Total enrollment
U.S. Higher Education	96,537	93,123	89,042	91,846	92,637
Australia/New Zealand	19,192	18,592	18,985	19,507	19,069
Total enrollment	115,729	111,715	108,027	111,353	111,706
Employer affiliated enrollments as a % of USHE	17.0%	17.2%	18.3%	18.8%	17.8%

Consolidated Revenues and Consolidated Income from Operations by Segment (1)

	Three months ended				Twelve months ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Revenues
U.S. Higher Education	$238,214	$236,622	$233,420	$254,796	$963,052
Alternative Learning	8,294	8,488	8,327	8,976	34,085
Australia/New Zealand	-	-	-	-	-
Consolidated revenues	$246,508	$245,110	$241,747	$263,772	$997,137

Income from operations
U.S. Higher Education	$42,928	$40,678	$31,882	$57,401	$172,889
Alternative Learning	5,391	5,354	5,035	5,453	21,233
Australia/New Zealand	-	-	-	-	-
Amortization of intangible assets	(15,417)	(15,417)	(15,417)	(15,416)	(61,667)
Merger and integration costs	(7,179)	(3,019)	(1,500)	(10,225)	(21,923)
Restructuring costs	-	-	-	-	-
Consolidated income from operations	$25,723	$27,596	$20,000	$37,213	$110,532

	Three months ended				Twelve months ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Revenues
U.S. Higher Education	$255,513	$247,350	$230,311	$233,405	$966,579
Alternative Learning	9,789	8,481	8,715	10,708	37,693
Australia/New Zealand	-	-	-	23,381	23,381
Consolidated revenues	$265,302	$255,831	$239,026	$267,494	$1,027,653

Income from operations
U.S. Higher Education	$56,743	$58,765	$33,672	$44,213	$193,393
Alternative Learning	6,397	4,221	4,111	4,914	19,643
Australia/New Zealand	-	-	-	(13,275)	(13,275)
Amortization of intangible assets	(15,417)	(15,417)	(15,417)	(17,974)	(64,225)
Merger and integration costs	(3,764)	(1,174)	(2,920)	(5,912)	(13,770)
Restructuring costs	-	-	(4,024)	(8,358)	(12,382)
Consolidated income from operations	$43,959	$46,395	$15,422	$3,608	$109,384

(1)	Consolidated revenues for the three and twelve months ended December 31, 2020 includes a purchase accounting adjustment to record acquired contract liabilities at fair value as a result of the Company’s acquisition of Torrens University and associated assets in Australia and New Zealand which reduced reported revenue in the ANZ segment by $11.3 million. Consolidated income from operations for 2019 and 2020 also includes (1) amortization and depreciation expense related to intangible assets and software assets associated with the Company’s merger with Capella Education Company and the Company’s acquisition of Torrens University and associated assets in Australia and New Zealand, (2) transaction and integration expenses associated with the Company's merger with Capella Education Company and the Company’s acquisition of Torrens University and associated assets in Australia and New Zealand, and (3) for the three months ended September 30, 2020 and the three and twelve months in the period ended December 31, 2020, severance costs and right-of-use lease asset impairment charges associated with the Company’s restructuring. Please see Item 7 of the Company’s 2020 Annual Report on Form 10-K, and Item 2 of the Company’s 2020 Quarterly Reports on Form 10-Q, for further discussion of these amounts.